Exhibit 99.1

CONTACT:

Tere Miller

Vice President, Corporate Communications

760-741-2111 ext. 177

REALTY INCOME ANNOUNCES RECORD

SECOND QUARTER AND MID-YEAR OPERATING RESULTS

ESCONDIDO, CALIFORNIA, July 27, 2005...Realty Income Corporation (Realty Income), The Monthly Dividend Company® (NYSE: O) today announced operating results for the second quarter and six months ended June 30, 2005.

COMPANY HIGHLIGHTS:

(For the quarter ended June 30, 2005)

•                  Revenue increased 8.4% to $47.5 million

•                  Funds from Operations (FFO) available to common stockholders increased 5.8% to $30.9 million

•                  FFO per diluted common share increased 5.4% to $0.39

•                  Net income available to common stockholders per diluted common share was $0.28 per share

•                  Portfolio occupancy remained strong at 98.2%

•                  Same store rents increased 1.0% to $39.62 million

•                  Invested $74.4 million in 38 additional properties

•                  Arranged a new $300 million acquisition credit facility

•                  Increased the monthly dividend amount for the 31st consecutive quarter to an annual rate of $1.335 per common share

Financial Results

Revenue Increases

Realty Income’s revenue for the second quarter ended June 30, 2005 increased 8.4% to $47.5 million as compared to $43.8 million for the same period in 2004.

Revenue for the six months ended June 30, 2005 increased 10.4% to $94.2 million as compared to $85.3 million for the same period in 2004.

Net Income Available to Common Stockholders

Net income available to common stockholders for the quarter ended June 30, 2005 was $22.3 million as compared to $21.4 million for the same period in 2004. On a diluted per common share basis, net income for the quarter was $0.28 per share as compared to $0.27 per share for the same period in 2004.

Net income available to common stockholders for the six months ended June 30, 2005 was $43.5 million as compared to $43.9 million for the same period in 2004. On a diluted per common share basis, net income was $0.55 per share as compared to $0.56 per share for the same period in 2004.

The calculation to determine net income for a real estate company includes gains from the sale of investment properties and impairments. The amount of gains on property sales and impairments varies from quarter to quarter. This variance can significantly impact net income.

During the second quarter of 2005, income from continuing operations available to common stockholders was $0.24 per diluted share as compared to $0.20 per diluted share for the same period in 2004.

During the first six months of 2005, income from continuing operations available to common stockholders was $0.48 per diluted share as compared to $0.42 per diluted share for the same period in 2004.

FFO Available to Common Stockholders

FFO for the second quarter ended June 30, 2005 increased 5.8% to $30.9 million as compared to $29.2 million for the same period in 2004. FFO per diluted common share increased 5.4% to $0.39 per share, for the quarter ended June 30, 2005, as compared to $0.37 per share for the same period in 2004. Core FFO per share before Crest Net’s contribution, for the quarter ended June 30, 2005, increased 15.2% to $0.38 per share from $0.33 per share for the same period in 2004.

FFO for the six months ended June 30, 2005 increased 3.5% to $62.0 million as compared to $59.9 million for the same period in 2004. FFO per diluted common share increased 1.3% to $0.78 per share as compared to $0.77 per share for the same period in 2004. Core FFO per share before Crest Net Lease contribution, for the six months ended June 30, 2005, increased 10.1% to $0.76 per diluted share from $0.69 per share for the same period in 2004.

The Company considers FFO to be an appropriate supplemental measure of a Real Estate Investment Trust’s (REITs) operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. FFO is an alternative, non-GAAP, measure that is also considered to be a good indicator of a company’s ability to generate income to pay dividends. Realty Income defines FFO consistent with the National Association of Real Estate Investment Trust’s (NAREIT) definition as net income available to common stockholders plus depreciation and amortization of real estate assets, reduced by gains on sales of investment properties and extraordinary items. (See reconciliation of net income available to common stockholders to FFO on page six.)

Dividend Information

In June 2005, Realty Income announced the 31st consecutive quarterly increase in the amount of the monthly dividend on its common stock. This marked the 34th increase in the amount of the dividend since the Company’s listing on the New York Stock Exchange in 1994. The monthly dividend amount was increased to $0.11125 per share from $0.110625 per share for an annualized dividend amount of $1.335 per share. Through June 30, 2005, the Company has paid 419 consecutive monthly dividends and continues its 36-year policy of declaring and paying dividends every month.

Real Estate Portfolio Update

As of June 30, 2005, Realty Income’s portfolio of freestanding, single-tenant, retail properties consisted of 1,582 properties located in 48 states, leased to 98 retail chains doing business in 30 retail industries. The properties are leased under long-term, net leases with a weighted average remaining lease term of approximately 12.0 years.

Portfolio Management Activities

The Company’s portfolio of retail real estate, owned primarily under 15- to 20-year net leases, continues to perform well and provide dependable lease revenue supporting the payment of monthly dividends. As of June 30, 2005, portfolio occupancy was 98.2% with only 29 properties available for lease out of 1,582 properties in the portfolio.

Rent Increases

Same store rents on 1,283 properties under lease during the three months ended June 30, 2005 and 2004, increased 1.0% to $39.62 million from $39.23 million in 2004. Same store rents on 1,283 properties under lease during the six months ended June 30, 2005 and 2004 increased 0.9% to $79.17 million compared to $78.50 million in 2004.

Property Acquisitions

During the second quarter, Realty Income and its wholly-owned subsidiary, Crest Net Lease, Inc., invested $74.4 million in 38 new properties and properties under development. Realty Income invested $61.8 million in 29 new properties and properties under development with an initial average contractual lease yield of 8.9%. The 29 new properties acquired by Realty Income are located in seven states and are 100% leased under net-lease agreements with an initial average lease length of 17.8 years. They are leased to five different retail chains in five industries: convenience store, drug store, health and fitness, restaurant, and theater.

During the six months ended June 30, 2005, Realty Income and its wholly-owned subsidiary, Crest Net Lease, Inc., invested $166.8 million in 72 new properties and properties under development. Realty Income invested $145.1 million in 60 new properties and properties under development with an initial average contractual lease yield of 8.8%. The 60 new properties acquired by Realty Income are located in 16 states and are 100% leased under net-lease agreements with an initial average lease length of 16.9 years. They are leased to six different retail chains in six industries: convenience store, drug store, health and fitness, motor vehicle dealership, restaurant and theater.

Realty Income maintains an unsecured acquisition credit facility with borrowing capacity of $250 million, which is used to fund property acquisitions in the near term. The outstanding balance on the Company’s acquisition credit facility at the end of the second quarter was $54.8 million with $195.2 million available to fund new property acquisitions.

Property Dispositions

Realty Income continued to successfully execute its asset disposition program. The objective of the program is to sell assets when the Company believes the reinvestment of the sales proceeds will generate higher returns, enhance the credit quality of the Company’s real estate portfolio or increase the average lease length.

During the second quarter ended June 30, 2005, Realty Income sold seven properties for $8.0 million, which resulted in a gain on sales of $2.7 million. The properties sold consisted of: one automotive service location, three child care locations, one consumer electronics store, one convenience store property, and one private education facility. The proceeds were, or will be, used to pay down the Company’s acquisition credit facility and invest in new properties.

During the first six months of 2005, Realty Income sold 11 properties for $14.6 million, which resulted in a gain on sales of $3.5 million. The properties sold consisted of: one automotive service location, one automotive tire service location, four child care locations, one consumer electronics store, one convenience store, one motor vehicle dealership, one private education facility, and one restaurant.

Other Second Quarter 2005 Activities

New $300 Million Credit Facility

In June 2005, Realty Income entered into a new $300 million acquisition credit facility to replace its existing $250 million acquisition credit facility that is scheduled to expire in October 2005. Under the terms of the new credit facility, the borrowing rate was reduced to LIBOR (London Interbank Offered Rate) plus 65 basis points with a facility fee of 15 basis points, for all-in drawn pricing of 80 basis points over LIBOR. The term of the new facility will begin in October 2005 and extend through October 2008.

Crest Net Lease

Crest Net Lease Inc. is a wholly-owned subsidiary of Realty Income focused on acquiring and subsequently marketing net-leased properties for sale. During the second quarter ended June 30, 2005, Crest sold one property for $3.5 million and reported a gain on sales of $422,000. Crest also invested $12.6 million in nine new properties and properties under development during the second quarter.

For the six months ended June 30, 2005, Crest sold six properties for $11.2 million and reported a gain on sales of $1.6 million. During this same period, Crest invested $21.7 million in 12 new properties and properties under development. As of June 30, 2005, Crest carried an inventory of $22.2 million, which consists of 13 properties held for sale.

Crest’s contribution to Realty Income’s FFO depends on the timing and number of property sales, if any, in a given quarter. Therefore, Crest’s contribution can fluctuate and add volatility to the Company’s reported FFO and net income on a comparable quarterly and annualized basis. During the second quarter and six months ended June 30, 2005, Crest generated $296,000 and $1.1 million, or $0.00 and $0.01 per diluted common share, respectively, in FFO (and net income) for Realty Income as compared to $2.9 million and $6.2 million, or $0.04 and $0.08 per diluted common share, respectively, in FFO (and net income) during the same periods in 2004.

CEO Comments on Mid-Year Operating Results

Commenting on Realty Income’s financial results and real estate operations, Tom A. Lewis, Chief Executive Officer, stated, “The Company enjoyed record operating results during the first half of the year. Revenue continues to grow, increasing 10.4% year-to-date, while funds from operations per diluted common share in the core portfolio grew 10.1% year-to-date. FFO per diluted common share, including Crest’s contribution, grew 5.4% during the second quarter and 1.3% during the first six months of the year. The quarterly and year-to-date comparable numbers are impacted by higher sales in Crest during the first half of 2004 in comparison to the same period in 2005. During the second quarter, Crest sold one property, which brings Crest total property sales to seven during the first half of 2005. We have forecast that Crest’s contribution to Realty Income’s FFO growth will be approximately $0.03 to $0.05, with the majority of Crest’s property sales occurring during the second half of the year due to inventory re-building that has been occurring over the past few months.

“Our portfolio of freestanding retail properties continues to perform well with occupancy remaining high at 98.2% and just 29 properties available for lease out of over 1,582 properties in the portfolio. In addition, same store rents rose 1.0% in the second quarter and 0.9% year-to-date. We also have been focused on executing net leases with longer lease terms and, as a result, our weighted average remaining lease length in the portfolio has increased to approximately 12.0 years. Our acquisition pipeline is strong with ample acquisition opportunities that meet our investment criteria in various stages of review and due diligence. During the second quarter Realty Income and Crest Net combined completed 38 new property acquisitions, investing $74.4 million, which brings us to a total of $166.8 million invested in new property acquisitions year-to-date. This is in line with our expectations for acquisitions during the first half of the year and we are on track to meet our 2005 property acquisition goals of approximately $250 million.

“We have also increased the dividend two times this year and have paid 419 consecutive monthly dividends to our shareholders. As always, our focus is on maintaining a conservative balance sheet, and realizing stable real estate performance with a high occupancy rate so that we can continue to provide our shareholders with dependable monthly income that increases over time. Based on the performance thus far, we are optimistic about our prospects for positive performance in all Company operations for the remainder of the year.”

Earnings Commentary

Realty Income’s FFO per common share has historically tended to be stable and fairly predictable because of the long-term leases that are the primary source of the Company’s revenue. There are, however, several factors that can cause FFO per common share to vary from levels that have been anticipated by the Company. These factors include, but are not limited to, changes in interest rates, occupancy rates, periodically accessing the capital markets, the level and timing of property acquisitions and dispositions, lease rollovers, the general real estate market, the economy, charges for property impairments, and the operations of Crest Net Lease.

2005 Estimates

Management estimates that FFO per common share for 2005 should range from $1.59 to $1.62, which would equate to an increase of approximately 6% to 8% over 2004 FFO per share of $1.50. FFO for 2005 is based on an estimated diluted net income per share range of $1.10 to $1.13, adjusted (in accordance with NAREIT’s definition of FFO) for estimated real estate depreciation of $0.55 and potential gain on sales of investment properties of $0.06 per share.

Management further estimates Crest Net Lease could contribute between $0.03 to $0.05 per share to Realty Income’s FFO (and net income) during 2005 as compared to $0.10 per share in 2004. Crest’s primary business is the purchase and sale of properties for a profit. These sales may occur at various times during the course of the year, which could cause FFO, in certain quarters, to fluctuate from normal levels.

The Company does not intend to provide quarterly estimates of FFO. Absent any changes in annual FFO guidance at the end of each quarter, it may be presumed that the Company’s overall estimate for the year has not changed.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, the availability of capital to finance planned growth, property acquisitions and the timing of these acquisitions, charges for property impairments, the outcome of any legal proceedings to which the Company is a party, and the profitability of the Company’s subsidiary, Crest Net Lease, as described in the Company’s filings with the Securities and Exchange Commission. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Realty Income is The Monthly Dividend Company®, a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. As of June 30, 2005, the Company had paid 419 consecutive monthly dividends throughout its 36-year operating history. The monthly income is supported by the cash flows from over 1,550 retail properties owned under long-term lease agreements with leading regional and national retail chains. The Company is an active buyer of net-leased retail properties nationwide.

Note to Editors:

Realty Income press releases are available at no charge by calling our toll-free investor hotline number: 888-811-2001, or via the internet at http://www.realtyincome.com/Investing/News.html

CONSOLIDATED STATEMENTS OF INCOME

For the three and six months ended June 30, 2005 and 2004

(dollars in thousands, except per share amounts)

	Three Months Ended 6/30/05	Three Months Ended 6/30/04	Six Months Ended 6/30/05	Six Months Ended 6/30/04
REVENUE
Rental	$47,338	$43,535	$94,010	$84,594
Other	135	298	172	660

	47,473	43,833	94,182	85,254
EXPENSES
Interest	9,793	8,505	18,851	16,981
Depreciation and amortization	11,243	10,008	22,049	19,558
General and administrative	3,706	3,260	7,762	6,421
Property	1,019	749	1,900	1,456
Income taxes	203	191	401	344

	25,964	22,713	50,963	44,760

Income from continuing operations	21,509	21,120	43,219	40,494
Income from discontinued operations:
Real estate acquired for resale by Crest	296	2,879	1,129	6,154
Real estate held for investment	2,861	2,789	3,821	4,990
	3,157	5,668	4,950	11,144

Net income	24,666	26,788	48,169	51,638
Preferred stock cash dividends	(2,351)	(2,982)	(4,702)	(5,410)
Excess of redemption value over carrying value of preferred shares redeemed	—	(2,360)	—	(2,360)

Net income available to common stockholders	$22,315	$21,446	$43,467	$43,868

Funds from operations available to common stockholders (FFO)	$30,874	$29,151	$62,036	$59,910

Per share information for common stockholders, basic and diluted:
Income from continuing operations	$0.24	$0.20	$0.48	$0.42
Net income	$0.28	$0.27	$0.55	$0.56
FFO
FFO per basic share before Crest Net contribution	$0.38	$0.33	$0.77	$0.69
FFO per diluted share before Crest Net contribution	0.38	0.33	0.76	0.69
Crest Net Lease	0.00	0.04	0.01	0.08
Total FFO	0.39	0.37	0.78	0.77
Cash dividends paid	$0.332	$0.302	$0.662	$0.602

FUNDS FROM OPERATIONS

 (dollars in thousands, except per share amounts)

	Three Months Ended 6/30/05	Three Months Ended 6/30/04	Six Months Ended 6/30/05	Six Months Ended 6/30/04

Net income available to common stockholders	$22,315	$21,446	$43,467	$43,868
Depreciation and amortization:
Continuing operations	11,243	10,008	22,049	19,558
Discontinued operations	6	226	64	491
Depreciation of furniture, fixtures & equipment	(35)	(29)	(67)	(58)
Gain on sales of investment properties:
Continuing operations	(14)	—	(14)	—
Discontinued operations	(2,641)	(2,500)	(3,463)	(3,949)

Funds from operations available to common stockholders	$30,874	$29,151	$62,036	$59,910

Dividends paid to common stockholders	$26,414	$23,922	$52,676	$46,725

FFO in excess of dividends	$4,460	$5,229	$9,360	$13,185

FFO per common share, basic and diluted	$0.39	$0.37	$0.78	$0.77
Weighted average number of common shares used for computation per share:
Basic	79,597,321	79,245,656	79,589,462	77,737,000
Diluted	79,676,168	79,323,180	79,667,812	77,822,186

CONTRIBUTIONS BY CREST NET LEASE TO FUNDS FROM OPERATIONS

(dollars in thousands, except per share amounts)

Crest Net acquires properties with the intention of reselling them rather than holding them as investments and operating the properties. Consequently, we classify properties acquired by Crest Net as held for sale at the date of acquisition and do not depreciate them. The operations of Crest Net’s properties are classified as “income from discontinued operations, real estate acquired for resale.”

	Three Months Ended 6/30/05	Three Months Ended 6/30/04	Six Months Ended 6/30/05	Six Months Ended 6/30/04
Gain on sales of real estate acquired for resale	$422	$3,883	$1,649	$7,992
Rental revenue	287	614	568	1,614
Other revenue	—	—	1	—
Interest expense	(163)	(164)	(310)	(399)
General and administrative expense	(134)	(122)	(273)	(247)
Property expenses	(25)	(7)	(51)	(15)
Income taxes	(91)	(1,325)	(455)	(2,791)
Funds from operations contributed by Crest	$296	$2,879	$1,129	$6,154

Crest FFO per common share, basic and diluted	$0.00	$0.04	$0.01	$0.08
Total FFO	$30,874	$29,151	$62,036	$59,910
Less FFO contributed by Crest	(296)	(2,879)	(1,129)	(6,154)
FFO before Crest contribution	$30,578	$26,272	$60,907	$53,756
FFO before Crest contribution per common share:
Basic	$0.38	$0.33	$0.77	$0.69
Diluted	$0.38	$0.33	$0.76	$0.69

We define FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trust’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, reduced by gains and increased by losses on sales of investment property and extraordinary items.

HISTORICAL FUNDS FROM OPERATIONS

(dollars in thousands, except per share amounts)

	2005	2004	2003	2002	2001
For the three months ended June 30,

Net income available to common stockholders	$22,315	$21,446	$18,162	$16,017	$11,048
Depreciation and amortization	11,214	10,205	8,291	7,605	7,130
Gain on sales of investment properties	(2,655)	(2,500)	(2,952)	(1,395)	(164)

Total FFO	$30,874	$29,151	$23,501	$22,227	$18,014

Total FFO per diluted share	$0.39	$0.37	$0.34	$0.33	$0.32

Total FFO	$30,874	$29,151	$23,501	$22,227	$18,014
Less FFO contributed by Crest	(296)	(2,879)	(157)	(901)	(141)
FFO before Crest contribution	$30,578	$26,272	$23,344	$21,326	$17,873

FFO components, per diluted share:
FFO before Crest’s contribution	$0.38	$0.33	$0.33	$0.32	$0.31
Crest FFO contribution	$0.00	$0.04	$0.00	$0.01	$0.00

Total FFO	$0.39	$0.37	$0.34	$0.33	$0.32

Cash dividends paid per share	$0.332	$0.302	$0.294	$0.287	$0.279
Diluted shares outstanding	79,676,168	79,323,180	70,119,216	66,736,718	56,937,984

For the six months ended June 30,

Net income available to common stockholders	$43,467	$43,868	$33,767	$31,883	$27,093
Depreciation and amortization	22,046	19,991	16,356	15,076	14,312
Gain on sales of investment properties	(3,477)	(3,949)	(3,123)	(2,523)	(6,115)

Total FFO	$62,036	$59,910	$47,000	$44,436	$35,290

Total FFO per diluted share	$0.78	$0.77	$0.67	$0.67	$0.64

Total FFO	$62,036	$59,910	$47,000	$44,436	$35,290
Less FFO contributed by Crest	(1,129)	(6,154)	(242)	(1,264)	(1,303)
FFO before Crest contribution	$60,907	$53,756	$46,758	$43,172	$33,987

FFO components, per diluted share:
FFO before Crest’s contribution	$0.76	$0.69	$0.67	$0.65	$0.62
Crest FFO contribution	$0.01	$0.08	$0.00	$0.02	$0.02

Total FFO	$0.78	$0.77	$0.67	$0.67	$0.64

Cash dividends paid per share	$0.662	$0.602	$0.587	$0.572	$0.557
Diluted shares outstanding	79,667,812	77,822,186	70,065,888	66,461,634	55,131,000

CONSOLIDATED BALANCE SHEETS

As of June 30, 2005 and December 31, 2004

(dollars in thousands, except per share amounts)

	2005	2004
ASSETS
Real estate, at cost:
Land	$676,548	$624,558
Buildings and improvements	1,142,605	1,066,725
	1,819,153	1,691,283
Less accumulated depreciation and amortization	(320,031)	(301,728)

Net real estate held for investment	1,499,122	1,389,555
Real estate held for sale, net	23,776	17,155
Net real estate	1,522,898	1,406,710
Cash and cash equivalents	1,948	2,141
Accounts receivable	3,539	4,075
Goodwill	17,206	17,206
Other assets	25,992	12,183

Total assets	$1,571,583	$1,442,315

LIABILITIES AND STOCKHOLDERS’ EQUITY
Distributions payable	$9,248	$9,115
Accounts payable and accrued expenses	14,323	9,579
Other liabilities	7,631	6,286
Line of credit payable	54,800	23,600
Notes payable	580,000	480,000

Total liabilities	666,002	528,580

Stockholders’ equity:
Preferred stock and paid in capital, par value $1.00 per share, 20,000,000 shares authorized, 5,100,000 issued and outstanding	123,804	123,787
Common stock and paid in capital, par value $1.00 per share, in 2005 there were 200,000,000 shares authorized and 79,609,106 issued and outstanding and in 2004 there were 100,000,000 shares authorized and 79,301,630 issued and outstanding	1,040,144	1,038,973
Distributions in excess of net income	(258,367)	(249,025)

Total stockholders’ equity	905,581	913,735

Total liabilities and stockholders’ equity	$1,571,583	$1,442,315

The following table sets forth certain information regarding our properties classified according to the business of the respective tenants, expressed as a percentage of our total rental revenue:

	Percentage of Rental Revenue (1)
	For the Quarter Ended	For the Years Ended
Industries (30)	June 30, 2005	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2001	Dec. 31, 2000	Dec. 31, 1999	Dec. 31, 1998

Apparel Stores	1.6%	1.8%	2.1%	2.3%	2.4%	2.4%	3.8%	4.1%
Automotive Collision Services	1.3	1.0	0.3	—	—	—	—	—
Automotive Parts	3.4	3.8	4.5	4.9	5.7	6.0	6.3	6.1
Automotive Service	7.8	7.7	8.3	7.0	5.7	5.8	6.6	7.5
Automotive Tire Services	7.3	7.8	3.1	2.7	2.6	2.3	2.3	1.7
Book Stores	0.3	0.3	0.4	0.4	0.4	0.5	0.5	0.6
Business Services	0.1	0.1	0.1	0.1	0.1	0.1	0.1		*
Child Care	13.2	14.4	17.8	20.8	23.9	24.7	25.3	29.2
Consumer Electronics	1.4	2.1	3.0	3.3	4.0	4.9	4.4	5.4
Convenience Stores	18.8	19.2	13.3	9.1	8.4	8.4	7.2	6.1
Crafts and Novelties	0.4	0.5	0.6	0.4	0.4	0.4	0.4		*
Drug Stores	3.3	0.1	0.2	0.2	0.2	0.2	0.2	0.1
Entertainment	2.2	2.3	2.6	2.3	1.8	2.0	1.2	—
Equipment Rental Services	0.3	0.3	0.2	—	—	—	—	—
Financial Services	0.1	0.1	—	—	—	—	—	—
General Merchandise	0.4	0.4	0.5	0.5	0.6	0.6	0.6		*
Grocery Stores	0.7	0.8	0.4	0.5	0.6	0.6	0.5		*
Health and Fitness	3.8	4.0	3.8	3.8	3.6	2.4	0.6	0.1
Home Furnishings	4.0	4.1	4.9	5.4	6.0	5.8	6.5	7.8
Home Improvement	1.1	1.0	1.1	1.2	1.3	2.0	3.6		*
Motor Vehicle Dealerships	2.6	0.6	—	—	—	—	—	—
Office Supplies	1.5	1.6	1.9	2.1	2.2	2.3	2.6	3.0
Pet Supplies and Services	1.4	1.4	1.7	1.7	1.6	1.5	1.1	0.6
Private Education	0.8	1.1	1.2	1.3	1.5	1.4	1.2	0.9
Restaurants	9.1	9.7	11.8	13.5	12.2	12.3	13.3	16.2
Shoe Stores	0.1	0.3	0.9	0.8	0.7	0.8	1.1	0.8
Sporting Goods	3.6	3.4	3.8	4.1	0.9	—	—	—
Theaters	3.2	3.5	4.1	3.9	4.3	2.7	0.6	—
Travel Plazas	0.4	0.4	0.3	—	—	—	—	—
Video Rental	2.6	2.8	3.3	3.3	3.7	3.9	4.3	3.8
Other	3.2	3.4	3.8	4.4	5.2	6.0	5.7	6.0

Totals	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

*                 Less than 0.1%

(1)          Includes rental revenue for all properties owned by Realty Income at the end of each period presented (including revenue from properties reclassified to discontinued operations) and excludes properties owned by our subsidiary,
Crest Net.

The following table sets forth certain information regarding the timing of the initial lease term expirations (excluding extension options) on our 1,549 net leased, single-tenant retail properties as of June 30, 2005 (dollars in thousands):

Lease Expiration Schedule

	Total Portfolio			Initial Expirations(3)			Subsequent Expirations(4)
Year	Total Number of Leases Expiring(1)	Rental Revenue for the Quarter Ended 6/30/05(2)	% of Rental Revenue	Number of Leases Expiring	Rental Revenue for the Quarter Ended 6/30/05	% of Total Rental Revenue	Number of Leases Expiring	Rental Revenue for the Quarter Ended 6/30/05	% of Total Rental Revenue
2005	65	$1,277	2.8%	49	$1,023	2.2%	16	$254	0.6%
2006	84	1,828	4.0	31	714	1.6	53	1,114	2.4
2007	123	2,175	4.8	87	1,539	3.4	36	636	1.4
2008	99	2,093	4.6	60	1,418	3.1	39	675	1.5
2009	90	1,929	4.2	30	684	1.5	60	1,245	2.7
2010	53	1,198	2.6	37	909	2.0	16	289	0.6
2011	41	1,438	3.1	33	1,239	2.7	8	199	0.4
2012	44	1,375	3.0	42	1,324	2.9	2	51	0.1
2013	74	3,357	7.3	66	3,145	6.8	8	212	0.5
2014	48	2,018	4.4	36	1,781	3.9	12	237	0.5
2015	46	1,248	2.7	29	820	1.8	17	428	0.9
2016	17	505	1.1	15	423	0.9	2	82	0.2
2017	22	1,482	3.2	18	1,415	3.1	4	67	0.1
2018	23	1,028	2.2	23	1,028	2.2	—	—	—
2019	95	4,487	9.8	94	4,294	9.4	1	193	0.4
2020	67	2,128	4.6	66	2,117	4.6	1	11		*
2021	125	4,082	8.9	125	4,082	8.9	—	—	—
2022	96	2,596	5.7	95	2,582	5.7	1	14		*
2023	234	6,423	14.0	233	6,398	13.9	1	25	0.1
2024	58	1,704	3.7	58	1,704	3.7	—	—	—
2025	33	475	1.0	33	475	1.0	—	—	—
2026	2	93	0.2	2	93	0.2	—	—	—
2028	2	54	0.1	2	54	0.1	—	—	—
2033	3	357	0.8	3	357	0.8	—	—	—
2034	2	230	0.5	2	230	0.5	—	—	—
2037	2	325	0.7	2	325	0.7	—	—	—
2043	1	13	*	—	—	—	1	13		*
Totals	1,549	$45,918	100.0%	1,271	$40,173	87.6%	278	$5,745	12.4%

*    Less than 0.1%

(1)  Excludes four multi-tenant properties, 29 vacant and unleased properties, one of which is a multi-tenant property, and properties owned by our subsidiary, Crest Net. The lease expirations for properties under construction are based on the estimated date of completion of those properties.
(2)  Includes rental revenue of $60 from properties reclassified to discontinued operations and excludes revenue of $1,480 from four multi-tenant properties and from 29 vacant and unleased properties at June 30, 2005.
(3)  Represents leases that are expiring for the first time to the initial tenant of the property.
(4)  Represents lease expirations on properties in the portfolio, which have previously been renewed, extended or re-tenanted.

The following table sets forth certain state-by-state information regarding Realty Income’s property portfolio as of June 30, 2005 (dollars in thousands):

Geographic Diversification

State	Number of Properties(1)	Percent Leased	Approximate Leasable Square Feet(1)	Rental Revenue for the Quarter Ended June 30, 2005(2)	Percentage of Rental Revenue
Alabama	18	94%	156,600	$427	0.9%
Alaska	2	100	128,500	251	0.5
Arizona	71	99	338,100	1,890	4.0
Arkansas	8	88	48,800	139	0.3
California	61	100	1,057,100	3,967	8.4
Colorado	48	98	399,100	1,686	3.6
Connecticut	16	100	245,600	927	2.0
Delaware	16	100	29,100	338	0.7
Florida	126	98	1,253,400	4,847	10.2
Georgia	99	99	645,100	2,455	5.2
Idaho	14	100	91,900	369	0.8
Illinois	45	100	395,700	1,486	3.1
Indiana	26	92	147,700	498	1.1
Iowa	9	89	57,000	144	0.3
Kansas	20	90	188,300	510	1.1
Kentucky	12	100	41,200	262	0.6
Louisiana	14	100	65,200	294	0.6
Maryland	24	100	207,600	1,139	2.4
Massachusetts	37	100	203,100	997	2.1
Michigan	13	100	81,600	299	0.6
Minnesota	18	100	211,600	538	1.1
Mississippi	33	88	194,400	309	0.6
Missouri	32	97	222,900	707	1.5
Montana	2	100	30,000	74	0.2
Nebraska	13	100	104,500	473	1.0
Nevada	15	100	191,000	823	1.7
New Hampshire	10	100	89,600	369	0.8
New Jersey	26	100	200,100	1,062	2.2
New Mexico	7	100	53,300	109	0.2
New York	27	100	339,600	1,664	3.5
North Carolina	50	98	325,000	1,397	2.9
North Dakota	1	100	22,000	16		*
Ohio	105	100	661,500	2,476	5.2
Oklahoma	17	100	94,300	358	0.8
Oregon	17	100	253,300	534	1.1
Pennsylvania	81	100	481,300	2,271	4.8
Rhode Island	1	100	3,500	29	0.1
South Carolina	55	100	215,600	1,414	3.0
South Dakota	1	100	6,500	24		*
Tennessee	97	99	459,500	2,183	4.6
Texas	175	97	1,653,000	4,291	9.1
Utah	6	100	35,100	142	0.3
Vermont	1	100	2,500	22		*
Virginia	55	100	410,800	2,073	4.4
Washington	37	100	243,900	694	1.5
West Virginia	2	0	16,800	8		*
Wisconsin	16	88	153,700	360	0.8
Wyoming	3	100	14,900	53	0.1
Totals/Average	1,582	98%	12,470,900	$47,398	100.0%

*              Less than 0.1%

(1)           Excludes properties owned by our subsidiary, Crest Net.

(2)           Includes rental revenue for all properties owned by Realty Income at June 30, 2005 (including revenue from properties reclassified to discontinued operations of $60).